Exhibit 99.1

Headline: An Update on Our Technology Teams

The below announcement was shared with Electronic Arts employees by our CEO Andrew Wilson.

Interactive entertainment is bigger and more meaningful than it’s ever been. Entertainment, sport, and technology are coming together in powerful ways, and we are at the very center of this nexus. As a company we’re able to reach an audience of billions of players that have an insatiable appetite for what we create. With the talent, expertise and knowledge of our leaders and teams, we are in a very strong position. We must continue to accelerate and innovate to fuel our creativity and the experiences we deliver to our players.

Technology is an imperative at Electronic Arts. It is core to how we make games, how we meet the needs of our players, and how we continue to set the pace and lead. It’s also evolving faster than ever. We’ve invested a great deal to attract and grow our technical teams to drive digital transformation alongside our world-class studios. We’ve made great strides building our technology platform and services, improving availability and hardening our security, developing our game engine and other tools for our teams. For all that we've done and accomplished, we now have a depth and breadth of technical capabilities that sets us apart. Technology is already at the center of every decision we make today, and as we look to the opportunities ahead of us, we want to weave it even more deeply into the fabric of how we operate.

As a company we are bigger, serving more players, creating more games and services, and reaching further than ever before into an expanding digital universe. As we undergo our next phase of growth, we're moving to a structure with two distinct pillars that will focus our technical and operational expertise, and we are empowering two of our technology leaders to drive this evolution for us. Marija Radulovic-Nastic will be our Chief Technology Officer, Creative & Development, leading our tech teams building creative tools and solutions for our game makers and our players. Matt Thomlinson will be our Chief Technology Officer, Enterprise, leading the foundational tech and infrastructure teams powering our player experiences and live services, our operations, and areas of future technical innovation. Both Marija and Matt and their teams will be part of our COO organization, reporting to Laura Miele. Together with Laura, they will define our technology strategy, accelerate our decision-making, and drive further innovation.

Throughout the last eight years, Ken Moss has been a great leader and partner as our CTO, with incredible passion for our people, our players, and our games. He’s decided that now is the right time for him to transition on to new challenges outside of Electronic Arts. The technical transformation that we've undergone during Ken’s tenure has been extraordinary -- navigating tremendous digital expansion, growing to new platforms, delivering tools for our game teams to serve more players, and enabling a large and growing global organization. Technology has made this all possible, and Ken's leadership has been pivotal for our company. Thank you, Ken, for your friendship and partnership. I look forward to seeing where your next adventure takes you.

With talented leaders and teams driving us forward and our technology expertise present at every turn, we are beginning a new era of innovation at Electronic Arts as we build the future of entertainment.

Andrew Wilson, CEO of Electronic Arts